EXHIBIT 99.1

OHA Investment Corporation Announces Quarterly Dividend of $0.16 Per Share

NEW YORK, Dec. 17, 2014 (GLOBE NEWSWIRE) -- OHA Investment Corporation (Nasdaq:OHAI) (the "Company") today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.16 per common share. The dividend will be paid January 9, 2015 to stockholders of record as of December 31, 2014. In light of the Company's concentration in energy-related investments, the Board of Directors will consider the impact of reduced energy prices with regard to its prospective dividend policy.

The Company determines the tax characteristics of its dividend distributions as of the end of the fiscal year, based on the taxable income for the full year and distributions paid during the year. Taxable income available for distribution differs from consolidated net investment income under generally accepted accounting principles due to (i) temporary and permanent differences in income and expense recognition, (ii) capital gains and losses, (iii) activity at taxable subsidiaries, and (iv) the timing and period of recognition regarding dividends declared in December of one year and paid in January of the following year. The tax characteristics for dividends paid in 2015 will be reported to each stockholder on Form 1099-DIV after the end of the year.

The Company has an "opt out" dividend reinvestment plan, or "DRIP," for its stockholders. Consequently, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP automatically have their dividends reinvested in shares of the Company's stock, rather than receiving their dividends in cash. A stockholder who has elected to receive dividends in cash may re-enroll in the DRIP at any time by notifying the plan administrator.

About OHA Investment Corporation

OHA Investment Corporation (Nasdaq:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3 billion in nearly 100 direct lending investments over the past 12 years.

OHAI was formerly known as NGP Capital Resources Company prior to Oak Hill Advisors assuming the external manager role for the Company on September 30, 2014. OHAI has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in OHA Investment Corporation should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q, in our current reports on Form 8-K, and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ohainvestmentcorporation.com. Prospective investors should read such materials carefully before investing.

CONTACT: Robert W. Long, President and Chief Executive Officer
         L. Scott Biar, Interim Chief Financial Officer and
         Chief Compliance Officer
         OHAICInvestorRelations@oakhilladvisors.com

         For media inquiries, contact Kekst and Company, (212) 521-4800
         Jeremy Fielding - Jeremy-Fielding@kekst.com
         James David - James-David@kekst.com